Exhibit 99.1
eHealth, Inc. Announces First Quarter 2015 Results

First Quarter 2015 Overview

•	Revenue of $61.3 million, an increase of 20% compared to the first quarter of 2014

•	Restructuring charges of $4.5 million compared to no restructuring charges in the first quarter of 2014.

•	GAAP net loss of $2.1 million, or $(0.12) per diluted share, compared to GAAP net loss of $1.6 million, or $(0.08) per diluted share for the first quarter of 2014

•	Non-GAAP net income of $4.7 million, or $0.26 per diluted share, compared to non-GAAP net income of $0.1 million, or $0.01 per diluted share for the first quarter of 2014

•	Adjusted EBITDA of $5.8 million compared to Adjusted EBITDA of $0.7 million for the first quarter of 2014.

•	Total estimated members decreased 10% compared to the first quarter of 2014

•	Submitted applications for Medicare Advantage and Medicare Supplement products combined increased 59% compared to the first quarter of 2014.

•	Submitted applications for Individual & Family Plan products decreased 17% compared to the first quarter of 2014

MOUNTAIN VIEW, Calif.-April 24, 2015-eHealth, Inc. (NASDAQ: EHTH), the nation’s first and largest private health insurance exchange, announced today its financial results for the first quarter ended March 31, 2015.

Gary Lauer, chief executive officer of eHealth stated, “We completed a strong first quarter driven by acceleration in Medicare commission revenue growth, better than expected Individual and Family Plan revenue and a continued expansion of our ancillary product business.  During the quarter we also took an important step towards better aligning our revenue and cost structure by implementing a cost reduction program.”

First Quarter 2015 Results

Revenue-Revenue for the first quarter of 2015 totaled $61.3 million, a 20% increase compared to revenue of $50.9 million for the first quarter of 2014. Commission revenue for the first quarter of 2015 totaled $57.8 million, a 27% increase compared to commission revenue of $45.6 million for the first quarter of 2014. Medicare related revenue was $29.6 million for the first quarter of 2015, a 108% increase compared to Medicare related revenue of $14.3 million for the first quarter of 2014. The increase in Medicare-related revenue was driven by strong renewal commission revenue on the company’s existing book of business and growth in new Medicare members.

Approximately $3.0 million in Medicare commission revenues were pushed out into the first quarter of 2015 from the fourth quarter of 2014 as a result of a new regulation that requires commissions on Medicare Advantage and Medicare Part D prescription drug products sold during the Annual Enrollment Period not to be paid to brokers until January 1, which is the effective date of these policies, and as a result of us not receiving commission information from certain carriers in the fourth quarter.

In addition, renewal commission revenue in the first quarter benefitted from new regulations that required Medicare Advantage and Medicare Part D drug plans to renew on January 1 of each year.  This resulted in the recognition of revenue on all renewing plans in the first quarter of 2015, compared to previous years when revenue was recognized in the quarter when renewal occurred based on the original anniversary date of the policy.  Adjusting for this change in the timing of revenue recognition, first quarter 2015 Medicare renewal revenue grew 56% compared to Medicare renewal revenue for the entire year of 2014.

Restructuring Charges-Restructuring charges for the first quarter of 2015 were $4.5 million compared to no restructuring charges for the first quarter of 2014. In March 2015, we implemented an organizational restructuring and cost reduction plan designed to rebalance our resources and help reduce our cost structure as a result of lower than expected individual and family health insurance plan membership and revenue. As part of the plan, we eliminated approximately 160 full-time positions in the United States, representing approximately 15% of our workforce primarily in our technology and content and customer care and enrollment groups, and to a lesser extent, in our marketing and advertising and general and administrative groups. We incurred pre-tax restructuring charges of approximately $3.9 million for employee termination benefits and related costs as well as $0.6 million in other pre-tax restructuring charges, primarily consisting of facility costs. The majority of the activities comprising the restructuring plan were substantially completed in the first quarter of 2015.

Income (Loss) from Operations-Operating loss for the first quarter of 2015 was $2.0 million, compared to operating loss of $3.1 million for the first quarter of 2014. Operating margins were (3)% and (6)% in the first quarters of 2015 and 2014, respectively. Non-GAAP operating income for the first quarter of 2015 was $4.7 million compared to non-GAAP operating loss of $0.3 million for the first quarter of 2014. Non-GAAP operating margins were 8% and (1)% in the first quarters of 2015 and 2014, respectively. Non-GAAP operating loss and margins in the first quarter of 2015 exclude $1.9 million of stock-based compensation expense, $0.3 million of intangible asset amortization expense and $4.5 million of restructuring charges. Non-GAAP operating income and margins in the first quarter of 2014 exclude $2.4 million of stock-based compensation expense and $0.4 million of intangible asset amortization expense.

Adjusted EBITDA-Adjusted EBITDA for the first quarter of 2015 was $5.8 million compared to Adjusted EBITDA of $0.7 million for the first quarter of 2014. Adjusted EBITDA is calculated by adding stock-based compensation, depreciation and amortization expense, including intangible asset amortization expense, restructuring charges, other expense, net and provision (benefit) for income taxes to GAAP net income (loss).

Pre-tax Loss-Pre-tax loss for the first quarter of 2015 was $2.0 million, compared to pre-tax loss of $3.1 million for the first quarter of 2014.

Net Income (Loss)-Net loss for the first quarter of 2015 was $2.1 million, or $(0.12) per diluted share, compared to net loss of $1.6 million, or $(0.08) per diluted share for the first quarter of 2014. Non-GAAP net income for the first quarter of 2015 was $4.7 million, or $0.26 per diluted share, compared to non-GAAP net income of $0.1 million, or $0.01 per diluted share for the first quarter of 2014. Non-GAAP net income and non-GAAP net income per diluted share in the first quarter of 2015 exclude $1.9 million of stock-based compensation expense, $0.3 million of intangible asset amortization expense and $4.5 million of restructuring charges. Non-GAAP net income and non-GAAP net income per diluted share in the first quarter of 2014 exclude $2.4 million of stock-based compensation expense and $0.4 million of intangible asset amortization expense, less $1.1 million for related income tax benefit.

Membership-Total estimated membership at March 31, 2015 was 1,162,200 members, a 10% decrease over estimated membership of 1,286,200 at March 31, 2014. Estimated individual and family plan membership at March 31, 2015 was 584,900, a 27% decrease over estimated membership of 800,200 at March 31, 2014. Estimated Medicare membership at March 31, 2015 was 155,600, a 39% increase over estimated membership of 111,700 at March 31, 2014. The estimated number of members on major Medicare products including Medicare Advantage and Medicare Supplement plans at March 31, 2015 grew 51% compared to March 31, 2014 while the estimated number of members on Medicare Part D prescription drug products grew 19% over the same time period.

Submitted Applications-Submitted applications for individual and family plan products decreased 17% in the first quarter of 2015 to 140,000 applications covering 188,400 individuals, compared to 169,500 applications covering 230,700 individuals in the first quarter of 2014. Submitted applications for Medicare Advantage and Medicare Supplement products increased 59% in the first quarter of 2015 to 17,400 applications, compared to 11,000 applications in the first quarter of 2014. Submitted applications for all Medicare products, which include Medicare Part D prescription drug products, increased 31% in the first quarter of 2015 to 20,200 applications, compared to 15,300 applications in the first quarter of 2014. Approved members for individual and family plan products increased 28% in the first quarter of 2015 to 186,000 members, compared to 145,100 members in the first quarter of 2014. Total approved members, including individual and family plan, Medicare plan and other product members, increased 16% to 328,800 members in the first quarter of 2015, compared to 283,700 in the first quarter of 2014.

Cash Flows-Net cash used in operating activities was $11.2 million for the first quarter of 2015 compared to net cash used in operating activities of $5.4 million for the first quarter of 2014. The negative cash flow was partially driven by seasonal patterns in our business. Specifically, we incurred increased marketing expenses during the Medicare Annual Enrollment Period in the fourth quarter of 2014 and the Open Enrollment Period in the fourth quarter of 2014 and first quarter of 2015. A large portion of the marketing expenses of the fourth quarter of 2014 were paid out to our marketing partners in the first quarter of 2015. Additionally, the Open Enrollment Period ended on February 15 in 2015 as opposed to March 31 in 2014, resulting in a greater portion of first quarter marketing expense being paid during the first quarter compared to last year. Accordingly, we reduced our accrued marketing expense by $7.2 million in the first quarter of 2015. Also for Medicare Advantage policies we recognize a full year of renewal revenues upfront, during the first quarter, and then collect commission payments from carriers on a monthly basis throughout the year. During the first quarter of 2015, our Accounts Receivable increased by $6.4 million driven primarily by this dynamic.

Cash Balance-Cash and cash equivalents as of March 31, 2015 totaled $39.4 million, compared to $51.4 million as of December 31, 2014. The decrease in cash and cash equivalents reflects $0.4 million used to purchase property and equipment, $0.5 million to net-share settle equity awards and $11.2 million used in operating activities.

Webcast and Conference Call Information
A Webcast and conference call will be held today, Friday, April 24, 2015 at 9:00 a.m. Eastern / 6:00 a.m. Pacific Time.  The Webcast will be available live on the Investor Relations section on eHealth’s website at http://ir.ehealthinsurance.com. Individuals interested in listening to the conference call may do so by dialing 877 930.8066 for domestic callers and 253 336.8042 for international callers. The participant passcode is 25020984. A telephone replay will be available two hours following the conclusion of the call for a period of 30 days and can be accessed by dialing 855 859.2056 for domestic callers and 404 537.3406 for international callers. The call ID for the replay is 25020984. The live and archived webcast of the call will also be available on eHealth's website at http://www.ehealthinsurance.com under the Investor Relations section.

About eHealth, Inc.
eHealth, Inc. (NASDAQ: EHTH) operates eHealth.com, the nation's first and largest private health insurance exchange where individuals, families and small businesses can compare health insurance products from leading insurers side by side and purchase and enroll in coverage online. eHealth offers thousands of individual, family and small business health plans underwritten by many of the nation's leading health insurance companies. eHealth (through its subsidiaries) is licensed to sell health insurance in all 50 states and the District of Columbia. eHealth also offers educational resources and powerful online and pharmacy-based tools to help Medicare beneficiaries navigate Medicare health insurance options, choose the right plan and enroll in select plans online through PlanPrescriber.com (www.PlanPrescriber.com), eHealthMedicare.com (www.eHealthMedicare.com) and Medicare.com (www.Medicare.com).

For more health insurance news and information, visit the eHealth consumer blog: Get Smart - Get Covered or visit eHealth's Consumer Resource Center.

Forward-Looking Statements
This press release contains statements that are forward-looking statements as defined within the Private Securities Litigation Reform Act of 1995. These include statements regarding the growth in Medicare commission revenue; the performance in our individual and family plan business; expansion of our ancillary product business; the expected benefits of our cost reduction program; future events; future performance; membership and submitted application estimates; and the utility to our investors of the non-GAAP financial measures presented in this release. These forward-looking statements are inherently subject to various risks and uncertainties that could cause actual results to differ materially from the statements made, including risks associated with the impact of healthcare reform and court decisions relating to healthcare reform; our ability to retain existing members and enroll a large number of individuals and families during the annual healthcare reform open enrollment period; our ability to align our expenses with our revenue; the impact of annual enrollment period for the purchase of individual and family health insurance and its timing on our recognition of revenue; our ability to sell qualified health insurance plans to subsidy-eligible individuals and to enroll subsidy eligible individuals through government-run health insurance exchanges; competition, including competition from government-run health insurance exchanges; political, legislative and legal challenges to the Affordable Care Act; seasonality of our business and the fluctuation of our operating results; our ability to retain existing members and limit member turnover; changes in consumer behaviors and their selection of individual and family health insurance products, including the selection of products for which we receive lower commissions; product offerings among carriers and the resulting impact on our commission revenue; the impact of increased health insurance costs on demand; our ability to timely receive and accurately predict the amount of commission payments from health insurance carriers; variability in timing of commission payments from health insurance carriers; medical loss ratio requirements; delays in our receipt of items required to recognize Medicare revenue; changes in member conversion rates; our ability to accurately estimate membership; the evolving nature of Affordable Care Act implementation; our relationships with health insurance carriers; our success in marketing and selling health insurance plans and our unit cost of acquisition; our ability to hire, train and retain licensed health insurance agents and other employees; the need for health insurance carrier and regulatory approvals in connection with the marketing of Medicare-related insurance products; our ability to successfully market and sell Medicare-related health insurance plans; the operations of our customer care center; costs of acquiring new members; scalability of the Medicare business; lack of membership growth and retention rates; consumers satisfaction of our service; changes in competitive landscape; our ability to attract new members and to convert online visitors into paying members; changes in products offered on our ecommerce platform; changes in commission rates; maintaining and enhancing our brand identity; our ability to derive desired benefits from investments in our business, including membership growth initiatives; system failures, capacity constraints, data loss or online commerce security risks; dependence on acceptance of the Internet as a marketplace for the purchase and sale of health insurance; our ability to develop an effective process for purchasing of health insurance over the Internet on smart phones, tablets and devices other than desktop or laptop computers; dependence upon Internet search engines; relianc

e on marketing partners; timing of receipt and accuracy of commission reports; payment practices of health insurance carriers; general economic factors; dependence on our operations in China; success of our sponsorship and advertising business; protection of our intellectual property and defense against intellectual property rights claims; legal liability and regulatory penalties; changes in our management and key employees; maintenance of relationships with business development partners; difficulties, delays, unexpected costs and an inability to achieve anticipated cost savings from our recently implemented cost reduction program; potential acquisitions; maintenance of proper and effective internal controls; potential changes to accounting standards and interpretations; impact of provisions for income taxes; changes in laws and regulations, including in connection with healthcare reform and/or with respect to the marketing and sale of Medicare plans; compliance with insurance and other laws and regulations; exposure to security risks; and the performance, reliability and availability of our ecommerce platform and underlying network infrastructure.  Other factors that could cause operating, financial and other results to differ are described in eHealth’s most recent Quarterly Report on Form 10-Q or Annual Report on Form 10-K filed with the Securities and Exchange Commission and available on the investor relations page of eHealth’s website at http://www.ehealthinsurance.com and on the Securities and Exchange Commission’s website at www.sec.gov. eHealth does not undertake any obligation to update any forward-looking statement to conform the statement to actual results or changes in expectations.

Non-GAAP Financial Information
This press release includes financial measures that are not in accordance with generally accepted accounting principles in the United States (GAAP). To supplement eHealth’s condensed consolidated financial statements presented in accordance with GAAP, eHealth presents investors with certain non-GAAP financial measures, including non-GAAP operating income (loss); non-GAAP operating margins; adjusted earnings before interest, taxes, depreciation and amortization (Adjusted EBITDA); non-GAAP net income (loss) and non-GAAP net income (loss) per diluted share.

•	Non-GAAP operating income (loss) consists of GAAP operating income (loss) excluding the following items:

▪	the effects of expensing stock-based compensation related to stock options and restricted stock units in accordance with FASB ASC Topic 718,

▪	intangible asset amortization expense, and

▪	restructuring charges.

•	Non-GAAP operating margins are calculated by dividing non-GAAP operating income (loss) by GAAP total revenue.

•
Adjusted EBITDA is calculated by adding stock-based compensation, depreciation and amortization expense, including intangible asset amortization expense, restructuring charges, other expense, net and provision (benefit) for income taxes to GAAP net income (loss).

•	Non-GAAP net income (loss) consists of GAAP net income (loss) excluding the following items:

▪	the effects of expensing stock-based compensation related to stock options and restricted stock units in accordance with FASB ASC Topic 718,

▪	intangible asset amortization expense,

▪	restructuring charges, and

▪	the related income tax benefits of these excluded expenses.

•	Non-GAAP net income (loss) per diluted share is calculated by dividing non-GAAP net income (loss) by GAAP weighted average diluted shares outstanding.
eHealth believes that the presentation of these non-GAAP financial measures provide important supplemental information to management and investors regarding financial and business trends relating to eHealth’s financial condition and results of operations. Management believes that the use of these non-GAAP financial measures provides consistency and comparability with eHealth’s past financial reports. Management also believes that the items described above provide an additional measure of eHealth’s operating results and facilitates comparisons of eHealth’s core operating performance against prior periods and business model objectives. This information is provided to investors in order to facilitate additional analyses of past, present and future operating performance and as a supplemental means to evaluate eHealth’s ongoing operations. eHealth believes that these non-GAAP financial measures are useful to investors in their assessment of eHealth’s operating performance.

Non-GAAP operating income (loss), non-GAAP operating margins, Adjusted EBITDA, non-GAAP net income (loss) and non-GAAP net income (loss) per diluted share are not calculated in accordance with GAAP, and should be considered supplemental to, and not as a substitute for, or superior to, financial measures calculated in accordance with GAAP. Non-GAAP financial measures used in this press release have limitations in that they do not reflect all of the revenue and costs associated with the operations of eHealth’s business and do not reflect income tax as determined in accordance with GAAP. As a result, you should not consider these measures in isolation or as a substitute for analysis of eHealth’s results as reported under GAAP. eHealth expects to continue to incur the stock-based compensation costs and purchased intangible asset amortization costs described above, and exclusion of these costs, and their related income tax benefits, from non-GAAP financial measures should not be construed as an inference that these costs are unusual or infrequent. eHealth compensates for these limitations by prominently disclosing GAAP operating income (loss), GAAP operating margins, GAAP net income (loss) and GAAP net income (loss) per diluted share and providing investors with reconciliations from eHealth’s GAAP operating results to the non-GAAP financial measures for the relevant periods.

The accompanying tables provide more details on the GAAP financial measures that are most directly comparable to the non-GAAP financial measures described above and the related reconciliations between these financial measures.

Investor Relations Contact:
Kate Sidorovich CFA
Vice President, Investor Relations
440 East Middlefield Road
Mountain View, CA 94043
(650) 210-3111
kate.sidorovich@ehealth.com
http://ir.ehealthinsurance.com

(Tables to Follow)
# # #

EHEALTH, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, unaudited)

	December 31, 2014	March 31, 2015
Assets	(1)	(unaudited)
Current assets:
Cash and cash equivalents	$51,415	$39,365
Accounts receivable	8,200	14,614
Deferred income taxes	386	455
Prepaid expenses and other current assets	6,474	7,052
Total current assets	66,475	61,486
Property and equipment, net	9,640	8,944
Other assets	5,679	3,875
Intangible assets, net	10,774	10,429
Goodwill	14,096	14,096
Total assets	$106,664	$98,830

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$5,961	$2,303
Accrued compensation and benefits	8,204	8,222
Accrued marketing expenses	8,707	1,551
Deferred revenue	869	882
Accrued restructuring charges	—	1,436
Other current liabilities	2,996	4,821
Total current liabilities	26,737	19,215
Non-current liabilities	6,449	6,650

Stockholders’ equity:
Common stock	29	29
Additional paid-in capital	259,007	260,575
Treasury stock, at cost	(199,998)	(199,998)
Retained earnings	14,261	12,179
Accumulated other comprehensive income	179	180
Total stockholders’ equity	73,478	72,965
Total liabilities and stockholders’ equity	$106,664	$98,830

(1)	The condensed consolidated balance sheet at December 31, 2014 has been derived from the audited consolidated financial statements at that date.

EHEALTH, INC.
CONDENSED CONSOLIDATED STATEMENTS OF LOSS
(In thousands, except per share amounts, unaudited)

	Three months ended March 31,
	2014	2015

Revenue
Commission	$45,577	$57,819
Other	5,363	3,469
Total revenue	50,940	61,288
Operating costs and expenses:
Cost of revenue	2,113	2,414
Marketing and advertising (1)	23,109	25,451
Customer care and enrollment (1)	9,713	11,861
Technology and content (1)	10,467	10,773
General and administrative (1)	8,294	7,973
Restructuring charges (1)	—	4,483
Amortization of intangible assets	354	345
Total operating costs and expenses	54,050	63,300
Loss from operations	(3,110)	(2,012)
Other expense, net	(39)	(14)
Loss before provision for income taxes	(3,149)	(2,026)
Provision (benefit) for income taxes	(1,596)	56
Net loss	(1,553)	(2,082)

Net loss per share:
Basic	$(0.08)	$(0.12)
Diluted	$(0.08)	$(0.12)

Weighted-average number of shares used in per share amounts:
Basic	18,849	17,844
Diluted	18,849	17,844

(1) Includes stock-based compensation as follows:
Marketing and advertising	$657	$591
Customer care and enrollment	96	117
Technology and content	562	435
General and administrative	1,130	775
Restructuring charges	—	113
Total	2,445	2,031

EHEALTH, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands, unaudited)

	Three Months Ended March 31,
	2014	2015
Operating activities
Net loss	$(1,553)	$(2,082)
Adjustments to reconcile net income to net cash used in operating activities:
Deferred income taxes	(1,608)	64
Depreciation and amortization	999	1,058
Amortization of book-of-business consideration	1,574	1,962
Amortization of intangible assets	354	345
Stock-based compensation expense	2,445	2,031
Deferred rent	8	27
Changes in operating assets and liabilities:
Accounts receivable	(3,800)	(6,400)
Prepaid expenses and other assets	(3,496)	(736)
Accounts payable	(1,973)	(3,658)
Accrued compensation and benefits	(1,385)	16
Accrued marketing expenses	3,181	(7,156)
Deferred revenue	(382)	(152)
Accrued restructuring charges	—	1,771
Other current liabilities	226	1,738
Net cash used in operating activities	(5,410)	(11,172)

Investing activities
Purchases of property and equipment	(1,115)	(384)
Purchase of intangible asset	(4,500)	—
Net cash used in investing activities	(5,615)	(384)

Financing activities
Net proceeds from exercise of common stock options	2,283	—
Cash used to net-share settle equity awards	(3,304)	(480)
Excess tax benefits from stock-based compensation	3,220	—
Principle payments in connection with capital leases	(13)	(19)
Net cash provided by (used in) financing activities	2,186	(499)

Effect of exchange rate changes on cash and cash equivalents	12	5

Net decrease in cash and cash equivalents	(8,827)	(12,050)
Cash and cash equivalents at beginning of period	107,055	51,415
Cash and cash equivalents at end of period	$98,228	$39,365

EHEALTH, INC.
SUMMARY OF SELECTED METRICS
(Unaudited)

Key Metrics:	Three Months Ended March 31, 2014	Three Months Ended March 31, 2015

Operating cash flows (1)	$(5,410,000)	$(11,172,000)

IFP submitted applications (2)	169,500	140,000

IFP approved members (3)	145,100	186,000
Total approved members (4)	283,700	328,800

Commission revenue (5)	$45,577,000	$57,819,000
Commission revenue per estimated member for the period (6)	$36.01	$50.73

	As of March 31, 2014	As of March 31, 2015

IFP estimated membership (7)	800,200	584,900
Medicare estimated membership (8)	111,700	155,600
Other estimated membership (9)	374,300	421,700
Total estimated membership (10)	1,286,200	1,162,200

Other Metrics:	Three Months Ended March 31, 2014	Three Months Ended December 31, 2014

Source of IFP submitted applications (as a percentage of total IFP applications for the period):
Direct (11)	36%	39%
Marketing partners (12)	44%	48%
Online advertising (13)	20%	13%
Total	100%	100%

Notes:

(1)	Net cash used in operating activities for the period from the condensed consolidated statements of cash flows.
(2)
IFP applications submitted on eHealth’s website during the period. Applications are counted as submitted when the applicant completes the application, provides a method for payment and clicks the submit button on our website and submits the application to us. The applicant generally has additional actions to take before the application will be reviewed by the insurance carrier, such as providing additional information and providing an electronic signature. In addition, an applicant may submit more than one application. We include applications for IFP products for which we receive commissions as well as other forms of payment. We define our “IFP” offerings as major medical individual and family health insurance plans, which does not include small business, short-term major medical, stand-alone dental, life, student or Medicare-related health insurance plans.

(3)	New IFP members reported to eHealth as approved during the period. Some members that are approved by a carrier do not accept the approval and therefore do not become paying members.
(4)	New members for all products reported to eHealth as approved during the period. Some members that are approved by a carrier do not accept the approval and therefore do not become paying members.
(5)	Commission revenue (from all sources) recognized during the period from the condensed consolidated statements of income.
(6)
Calculated as commission revenue recognized during the period (see note (5) above) divided by average estimated membership for the period (calculated as beginning and ending estimated membership for all products for the period, divided by two). See the note below and our Form 10-K for the year ended December 31, 2014 - Item 7 - Management’s Discussion and Analysis of Financial Condition and Results of Operations - Summary of Selected Metrics for additional information regarding our calculation of estimated membership.

(7)
Estimated number of members active on IFP insurance policies as of the date indicated. See the note below and our Form 10-K for the year ended December 31, 2014 - Item 7 - Management’s Discussion and Analysis of Financial Condition and Results of Operations - Summary of Selected Metrics for additional information regarding our calculation of estimated membership.

(8)
Estimated number of members active on Medicare insurance policies as of the date indicated. See our Form 10-K for the year ended December 31, 2014 - Item 7 - Management’s Discussion and Analysis of Financial Condition and Results of Operations - Summary of Selected Metrics for additional information regarding our calculation of estimated membership.

(9)
Estimated number of members active on insurance policies other than IFP and Medicare policies as of the date indicated. See our Form 10-K for the year ended December 31, 2014 - Item 7 - Management’s Discussion and Analysis of Financial Condition and Results of Operations - Summary of Selected Metrics for additional information regarding our calculation of estimated membership.

(10)
Estimated number of members active on all insurance policies as of the date indicated. See the note below and our Form 10-K for the year ended December 31, 2014 - Item 7 - Management’s Discussion and Analysis of Financial Condition and Results of Operations - Summary of Selected Metrics for additional information regarding our calculation of estimated membership.

(11)
Percentage of IFP submitted applications from applicants who came directly to the eHealth website through algorithmic search engine results or otherwise. See note (2) above for further information as to what constitutes a submitted application.

(12)
Percentage of IFP submitted applications from applicants sourced through eHealth’s network of marketing partners. See note (2) above for further information as to what constitutes a submitted application.

(13)
Percentage of IFP submitted applications from applicants sourced through paid search and other online advertising activities. See note (2) above for further information as to what constitutes a submitted application.

Note: Historically, to calculate the estimated number of members active on individual and family plan insurance policies, we have taken the sum of (i) the number of IFP members for whom we have received or applied a commission payment for the month that is six months prior to the date of estimation after reducing that number using historical experience (for which the experience for the period from October 1, 2013 to March 31, 2014 was used for the calculation of membership as of March 31, 2015) for assumed member cancellations over the six-month period and (ii) the number of approved members over the six-month period prior to the date of estimation after reducing that number using historical experience for an assumed number of members who do not accept their approved policy and for estimated member cancellations through the date of the estimate. Historically, the percentage of our members who did not accept their approved policy remained at a relatively constant rate. However, we observed an increase in the number of members who ultimately did not accept their approved policies, compared to our historical experience, beginning with policies that were submitted in the quarter ended March 31, 2014. This lower acceptance rate was used to estimate the assumed number of members who did not accept their approved policy for the six months ended March 31, 2015. As a result, for the purpose of estimating the number of members active on individual and family plan insurance policies as of March 31, 2015, we have applied the percentage of members who do not accept their approved policy from the same month of the previous year. This reflects the seasonality of the open enrollment period and our business.

After we have estimated membership for a period, we may receive information from health insurance carriers that would have impacted the estimate if we had received the information prior to the date of estimation. We may receive commission payments or other information that indicates that a member who was not included in our estimates for a prior period was in fact an active member at that time, or that a member who was included in our estimates was in fact not an active member of ours. For instance, we reconcile information carriers provide to us and may determine that we were not historically paid commissions owed to us, which would cause us to have underestimated membership. Conversely, carriers may require us to return commission payments paid in a prior period due to policy cancellations for members we previously estimated as being active. We do not update our estimated membership numbers reported in previous periods. Instead, we reflect updated information regarding our membership in the membership estimate for the period we receive such updated information, if applicable. As a result of the delay in our receipt of information from insurance carriers, actual trends in our membership are most discernible over periods longer than from one quarter to the next. In addition, and as a result of the delay we experience in receiving information about our membership, it is difficult for us to determine with any certainty the impact of current conditions such as health care reform implementation on our membership retention. Health care reform and other factors could cause the assumptions and estimates that we make in connection with estimating our membership to be inaccurate, which would cause our membership estimates to be inaccurate.

EHEALTH, INC.
GAAP TO NON-GAAP RECONCILIATION
FOR THE THREE MONTHS ENDED MARCH 31, 2015
(In thousands, except per share amounts, unaudited)

Statement of Income / (Loss) Reconciliation

	Three Months Ended March 31, 2015
	GAAP Reported	GAAP Percent of Total Revenue	Adjustments	Non-GAAP Results	Non-GAAP Percent of Total Revenue

Revenue:
Commission	$57,819	94%	$—	$57,819	94%
Other	3,469	6	—	3,469	6
Total revenue	61,288	100	—	61,288	100
Operating costs and expenses:
Cost of revenue	2,414	4	—	2,414	4
Marketing and advertising (1)	25,451	42	(591)	24,860	41
Customer care and enrollment (1)	11,861	19	(117)	11,744	19
Technology and content (1)	10,773	18	(435)	10,338	17
General and administrative (1)	7,973	13	(775)	7,198	12
Restructuring charges (2)	4,483	7	(4,483)	—	—
Amortization of intangible assets (3)	345	1	(345)	—	—
Total operating costs and expenses	63,300	103	(6,746)	56,554	92
Income (loss) from operations	(2,012)	(3)	6,746	4,734	8
Other expense, net	(14)	—	—	(14)	—
Income (loss) before provision (benefit) for income taxes	(2,026)	(3)	6,746	4,720	8
Provision (benefit) for income taxes	56	—	—	56	—
Net income (loss) (4)	$(2,082)	(3)%	$6,746	$4,664	8%

Net income (loss) per share: (4)
Basic - common stock	$(0.12)		$0.38	$0.26
Diluted - common stock	$(0.12)		$0.38	$0.26

Weighted-average number of shares used in per share amounts:
Basic - common stock	17,844		17,844	17,844
Diluted - common stock	17,844		17,959	17,959

Explanation of adjustments

(1)	Non-GAAP results exclude the effect of expensing stock-based compensation related to stock options and restricted stock units in accordance with FASB ASC Topic 718.
(2)	Non-GAAP results exclude restructuring charges.
(3)	Non-GAAP results exclude intangible asset amortization expense.
(4)
Non-GAAP net income (loss) and non-GAAP net income (loss) per share excludes stock-based compensation expense listed in note (1) above, restructuring charges listed in Note (2) above and the intangible asset amortization expense listed in note (3) above.

EHEALTH, INC.
GAAP TO NON-GAAP RECONCILIATION
FOR THE THREE MONTHS ENDED MARCH 31, 2014
(In thousands, except per share amounts, unaudited)

Statement of Income / (Loss) Reconciliation

	Three Months Ended March 31, 2014
	GAAP Reported	GAAP Percent of Total Revenue	Adjustments	Non-GAAP Results	Non-GAAP Percent of Total Revenue

Revenue:
Commission	$45,577	89%	$—	$45,577	89%
Other	5,363	11	—	5,363	11
Total revenue	50,940	100	—	50,940	100
Operating costs and expenses:
Cost of revenue	2,113	4	—	2,113	4
Marketing and advertising (1)	23,109	45	(657)	22,452	44
Customer care and enrollment (1)	9,713	19	(96)	9,617	19
Technology and content (1)	10,467	21	(562)	9,905	19
General and administrative (1)	8,294	16	(1,130)	7,164	14
Amortization of intangible assets (2)	354	1	(354)	—	—
Total operating costs and expenses	54,050	106	(2,799)	51,251	101
Income (loss) from operations	(3,110)	(6)	2,799	(311)	(1)
Other expense, net	(39)	—	—	(39)	—
Income (loss) before provision (benefit) for income taxes	(3,149)	(6)	2,799	(350)	(1)
Provision (benefit) for income taxes (3)	(1,596)	(3)	1,126	(470)	(1)
Net income (loss) (4)	$(1,553)	(3)%	$1,673	$120	—%

Net income (loss) per share: (4)
Basic - common stock	$(0.08)		$0.09	$0.01
Diluted - common stock	$(0.08)		$0.08	$0.01

Weighted-average number of shares used in per share amounts:
Basic - common stock	18,849		18,849	18,849
Diluted - common stock	18,849		19,885	19,885

Explanation of adjustments

(1)	Non-GAAP results exclude the effect of expensing stock-based compensation related to stock options and restricted stock units in accordance with FASB ASC Topic 718.
(2)	Non-GAAP results exclude intangible asset amortization expense.
(3)
Non-GAAP provision (benefit) for income taxes excludes the estimated income tax benefits related to stock-based compensation expense listed in note (1) above and intangible asset amortization expense listed in note (2) above.

(4)
Non-GAAP net income and non-GAAP net income per share exclude stock-based compensation expense listed in note (1) above, intangible asset amortization expense listed in note (2) above, less the estimated income tax benefit listed in note (3) above.

EHEALTH, INC.
GAAP NET INCOME TO NON-GAAP ADJUSTED EBITDA RECONCILIATION
FOR THE THREE MONTHS ENDED MARCH 31, 2014 AND 2015
(In thousands, unaudited)

Adjusted EBITDA Reconciliation
	Three Months Ended March 31,
	2014	2015
Net loss	$(1,553)	$(2,082)
Stock-based compensation expense (1)	2,445	1,918
Depreciation and amortization (2)	999	1,058
Amortization of intangible assets (2)	354	345
Restructuring charges (3)	—	4,483
Other expense, net (4)	39	14
Provision (benefit) for income taxes (5)	(1,596)	56
Adjusted EBITDA	$688	$5,792

Explanation of adjustments

(1)
Non-GAAP Adjusted EBITDA excludes the effect of expensing stock-based compensation related to stock options and restricted stock units in accordance with FASB ASC Topic 718, excluding $113,000 included in restructuring charges.

(2)	Non-GAAP Adjusted EBITDA excludes depreciation and amortization expense, including intangible asset amortization expense.
(3)	Non-GAAP Adjusted EBITDA excludes restructuring charges, including $113,000 of stock based compensation expense.
(4)	Non-GAAP Adjusted EBITDA excludes other expense, net.
(5)	Non-GAAP Adjusted EBITDA excludes income tax expense (benefit).